Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-213703 and 333-228922) on Form S-8 of FB Financial Corporation for FirstBank 401(k) Savings Plan and Trust of our report dated June 27, 2025, relating to our audit of the financial statements and supplemental schedule of FirstBank 401(k) Savings Plan and Trust, which appears in this Annual Report on Form 11-K of FirstBank 401(k) Savings Plan and Trust for the year ended December 31, 2024.

/s/ HORNE LLP

Brentwood, Tennessee
June 27, 2025